Fulton Financial
corporation

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2616

Fulton Financial Repays TARP Funds to U.S. Treasury

(July 14, 2010) – Lancaster, PA – Fulton Financial Corporation (Nasdaq: FULT) today announced that it has redeemed all 376,500 outstanding shares of Fulton’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A that it issued to the U. S. Treasury as part of the Troubled Asset Relief Program (TARP) in December of 2008.  Fulton Financial paid $379,585,208 to the U.S. Treasury, consisting of  $376,500,000 of principal and $3,085,208 of accrued and unpaid dividends.

“The TARP funds served as a form of insurance against the risk of a very severe and prolonged recession, and we appreciate how this investment bolstered our company’s historically strong capital position,” said R. Scott Smith, Jr., chairman and chief executive officer of Fulton Financial Corporation.

“Our recent successful common stock offering of $230 million enhanced the Corporation’s capital position and facilitated our decision to redeem the Preferred Stock,” continued Smith.  “Having redeemed the Preferred Stock, we will now be able to pursue our strategic objectives with renewed focus.”

The Preferred Stock that Fulton Financial redeemed for $376.5 million had a carrying value of $371 million at June 30, 2010.  As a result of the redemption, Fulton Financial will accelerate the accretion of the remaining discount of $5.5 million in the third quarter of 2010, resulting in a reduction of net income available to common shareholders of $5.5 million or approximately $0.03 per share.  The redemption of the Preferred Stock will eliminate the $18.8 million annual expense of paying dividends to the U.S. Treasury.

In connection with the issuance of the Preferred Stock in December 2008, Fulton Financial issued to the U.S. Treasury a warrant to purchase 5,509,756 shares of its common stock.  This warrant is still held by the U.S. Treasury and Fulton Financial intends to repurchase the warrant at a price to be negotiated, though it may decide not to do so.  If Fulton Financial does not repurchase the warrant, the U.S. Treasury could either exercise the warrant or sell it to third parties.

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has approximately 3,950 employees and operates 271 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:
This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.  When words such as "believes," "expects," "anticipates," "intends," "forecasts," "projects," "will" and similar words and expressions are used in its press releases, the Corporation is making forward-looking statements.

Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors.

Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance.  The Corporation undertakes no obligation to update or revise any forward-looking statements.  Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.

Many factors could affect future financial results including, without limitation: asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies and requirements and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled  “Risk Factors” and  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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